As filed with the Securities and Exchange Commission on November 15, 2018.

Registration No. 333-227111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on Form S-8 to

Form S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	72-0487776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6002 Rogerdale Road, Suite 600 Houston, Texas	77072
(Address of Principal Executive Offices)	(Zip Code)

Legacy GLF Management Incentive Plan

(Full title of the plan)

Bruce D. Lundstrom

Executive Vice President, General Counsel and Secretary

Tidewater Inc.

6002 Rogerdale Road

Suite 600

Houston, Texas 77072

(713) 470-5300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Hope M. Spencer

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock (par value $0.001 per share)	88,479 shares(2)	N/A	N/A	N/A

(1)

Upon a recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)

Represents the maximum number of shares of our Common Stock issuable under outstanding restricted stock units granted under the Legacy GLF Management Incentive Plan (f/n/a the GulfMark Management Incentive Plan), which awards we assumed on November 15, 2018, in connection with the merger of one of our subsidiaries with GulfMark Offshore, Inc.

(3)

These shares were registered under our Registration Statement on Form S-4 (File No. 333-227111) filed under the Securities Act with the U.S. Securities and Exchange Commission on August 30, 2018 and declared effective on October 16, 2018, as amended by Pre-Effective Amendment No. 1 filed on October 15, 2018. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

Explanatory Note

Tidewater Inc., a Delaware corporation (the “Company,” the “Registrant,” “we,” “us,” or “our”), hereby amends its Registration Statement on Form S-4 (Registration No. 333-227111) filed on August 30, 2018 and declared effective on October 16, 2018, as amended by Pre-Effective Amendment No. 1 filed on October 15, 2018 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of Tidewater common stock, par value $0.001 per share (the “Common Stock”) issuable upon the vesting of restricted stock units granted pursuant to the terms of the Legacy GLF Management Incentive Plan (f/n/a the GulfMark Management Incentive Plan and, as amended and in effect from time to time, the “Plan”). All such shares were previously registered on the Form S-4 but will be subject to issuance from time to time in the future pursuant to this Post-Effective Amendment No. 1.

On November 15, 2018, the Company and GulfMark Offshore, Inc., a Delaware corporation (“GulfMark”), consummated a previously-announced business combination (the “Business Combination”). The Business Combination was effected through a two-step reverse merger, pursuant to which (i) Gorgon Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Tidewater, merged with and into GulfMark, with GulfMark continuing as the surviving corporation and a wholly-owned subsidiary of Tidewater (the “First Merger”) and then, immediately afterwards, (ii) GulfMark merged with and into Gorgon NewCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Tidewater (“Gorgon”), with Gorgon continuing as the surviving entity and a direct, wholly-owned subsidiary of Tidewater. As previously disclosed and pursuant to the terms and conditions of the Merger Agreement, upon the effective time of the First Merger (the “Closing”), among other things, each issued and then-outstanding share of GulfMark common stock, $0.01 par value per share, was automatically converted into the right to receive 1.100 shares of Common Stock, with cash paid in lieu of any fractional share.

In addition, at the Closing, each GulfMark restricted stock unit that was outstanding immediately prior to the Closing under the Plan was automatically converted into an award representing the right to receive 1.100 shares of Common Stock, rounded down to the nearest whole number with cash paid in lieu of any fractional share, subject to vesting and the other terms and conditions applicable to such award immediately prior to the Closing (the “Converted Awards”). This Registration Statement has been filed for the purpose of registering up to 88,479 shares of Common Stock issuable upon vesting and settlement of the Converted Awards under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Tidewater Inc. (the “Company” or the “Registrant”) with the Commission, are incorporated by reference into this Registration Statement:

(a)

the Company’s Transition Report on Form 10-KT for the period from April 1, 2017 to December 31, 2017, filed with the Commission on March 15, 2018 (Commission File No. 001-06311), as amended by the Current Report on Form 8-K dated August 30, 2018 and filed with the Commission on August 31, 2018;

(b)

all other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the period covered by the Company’s Transition Report referred to in (a) above (other than portions of those documents furnished or otherwise not deemed to be filed); and

(c)

the description of the Company’s Common Stock included in Amendments to our Registration Statement on Form 8-A/A filed with the Commission on May 24, 1993 under the Exchange Act, as amended by Item 5.03 of the Current Report on Form 8-K filed with the Commission on July 31, 2017, and including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As a corporation incorporated under Delaware law, the Company’s indemnification of its directors and officers is governed by the Delaware General Corporation Law (the “DGCL”). The Company’s Restated Certificate of Incorporation (the “Charter”) provides indemnification to its directors and officers to the fullest extent permitted by the DGCL, as discussed in greater detail below. The Company has also entered into an indemnification agreement (the “Indemnification Agreement”) with each of its directors and certain officers (each, an “Indemnitee”) and maintains an insurance policy designed to reimburse the Company for any payments arising from such indemnification.

Section 102(b)(7) of the DGCL allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article VII of the Charter contains such a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty to the fullest extent permitted by the DGCL.

In addition, Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article VIII of the Charter provides for mandatory indemnification of any current or former directors or officers of the Company or anyone who was or is involved or threatened to be involved as a party or otherwise in any action, suit or proceeding (each a “Covered Person”) for all expenses, liabilities and losses incurred by reason of his actions in such capacity on behalf of the Company, provided that the Company shall be required to indemnify such Covered Person in connection with any action, suit or proceeding (or part thereof) commenced by such Covered Person only if the commencement of such action, suit or proceeding (or part thereof) by such Covered Person was authorized by the Company’s board of directors. Article VIII of the Charter also generally requires the mandatory advancement of expenses and coverage of amounts paid in settlement without the approval of the Company and provides a Covered Person with the right to sue if the Company does not pay upon a written demand within 30 days, which may be extended up to an additional 30 days.

Finally, the Indemnification Agreements provide, among other things, that the Company will, to the fullest extent permitted by Delaware law but subject to certain specific procedures, conditions, and limitations, indemnify each Indemnitee against expenses, judgments, fines, amounts paid in settlement, and other losses paid or incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is a party to, or can reasonably expect to be made a party to or otherwise involved in, any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative. The Indemnification Agreements also provide that the Company will indemnify each Indemnitee against expenses paid or incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is involved solely as a witness. In addition, the Indemnification Agreements provide for the advancement of expenses incurred by each Indemnitee, subject to certain conditions and exceptions, in connection with any proceeding covered by the Indemnification Agreements.

The foregoing is only a general summary of certain aspects of Delaware law, the Charter, and the form of Indemnification Agreement, in each case dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the relevant provisions of the DGCL; the Charter, which is attached as Exhibit 4.1 to this Registration Statement; and the form of Indemnification Agreement, which is on file with the Commission.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Tidewater Inc. dated July 31, 2017 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on July 31, 2017, File No. 1-6311).

5.1*	Opinion of Jones Walker LLP.

10.1*	Legacy GLF Management Incentive Plan.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Jones Walker LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in the signature pages of this Registration Statement).

*	Filed with this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 15, 2018.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 15, 2018.

Signature	Title

* John T. Rynd	President, Chief Executive Officer and Director (Principal Executive Officer)

* Quinn P. Fanning	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Craig J. Demarest	Vice President, Principal Accounting Officer and Controller (Principal Accounting Officer)

* Thomas R. Bates, Jr.	Chairman of the Board

* Alan J. Carr	Director

* Randee E. Day	Director

* Dick Fagerstal	Director

* Steven L. Newman	Director

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* Larry T. Rigdon	Director

Louis A. Raspino	Director

Robert P. Tamburrino	Director

Kenneth H. Traub	Director

*By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Attorney in Fact

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